Exhibit 99.1

For Immediate Release
Media Contact
Dick Parsons
           “Perfectly Filtered Water
  For a Great Taste and a Healthier Life”

 (949) 234-1999
dickparsons@seychelle.com

Seychelle Reports Fifth Consecutive Profitable Quarter
 For Period Ended August 31, 2010

For the First Six Months of FY 2011, the Company’s Revenue is 85% Ahead of Prior Year
 And Net Income is up  419%

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) –  October 18, 2010 -- Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV),  a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made four  key announcements today.  First, that sales revenue for the second quarter ended August 31, 2010 was $700,102 compared to $632,662 in the prior year, for an increase of 11.0% with a net income of $17,412, off $164,273 or down 89.4%.   This performance brought the first six months total sales to $1,911,522 compared to $1,031,037 up 85%.  Net income for the first six months was $490,321 compared to $94,545 in the prior year or up 419%.

Subsequent to the quarter’s close the Company cleaned up its balance sheet by paying off its primary lender in the amount of $225,000, leaving only a small balance on the line of credit with current liabilities consisting of accounts payable, accrued expenses and customer deposits on the books.

Second, Carl Palmer, President and CEO of Seychelle said “that half way through the current fiscal year, the Company is already at 69.6% of the full 12 months of prior year sales and 87.1% of net income. This was achieved with the increased sales of the 28 oz plastic bottle, its replacement filter, the water pitcher the water pump and the 27 oz. stainless steel bottle. This enabled us to achieve a record five consecutive quarters of sales growth.”

With Seychelle portable water filtration, consumers can drink, with complete confidence, perfectly filtered water that is great-tasting from a variety of sources– the tap; rivers, streams, ponds or creeks.  The proprietary Seychelle Ionic Adsorption Micron Filter (IAMF) has been tested extensively by Independent Government laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53.

Third, Carl Palmer followed by saying “the need for this superior water filtration technology was never more evident than with the occurrence of all of the recent disasters worldwide including Pakistan.”

Fourth, he said “we launched our new web store in June on www.seychelle.com  with a resounding success and website sales of $133,900 for the quarter have exceeded expectations.  This new web-store will be a great source for consumers to purchase our products in addition to the expansion currently underway into the retail sector.”

“Perfectly Filtered Water
For a Great Taste and a Healthier Life”

About Seychelle Environmental Technologies, Inc.

Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV) is a worldwide leader in the development, manufacture and sale of a proprietary filtration system for portable water bottles.  For more information, please visit www.seychelle.com  or call (949) 234-1999.

Note to Investors

Seychelle is a national, publicly traded company with 25,854,146 outstanding shares of common stock, including a float of approximately 7.9 million shares.  This press release may contain certain forward-looking information about the Company's business prospects/projections.  These are based upon good-faith current expectations of the Company's management.  The Company makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to the Company.  The company assumes no obligation to update the information in this press release.